Exhibit 99.5

NOTICE TO U.S. INVESTORS

The rights and the newly issued ordinary shares have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission or any other federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document.

The rights and newly issued ordinary shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (“U.S. Securities Act”), or with any securities regulatory authority of any state or other jurisdiction in the United States, and may not be offered, sold, subscribed for, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. Accordingly, unless an appropriate exemption from relevant securities law requirements is available, the rights and the newly issued ordinary shares may not be offered, sold, or exercised, directly or indirectly, in or into the United States.

We are offering and selling the rights and newly issued ordinary shares in transactions not subject to the registration requirements of the U.S. Securities Act (i) within the United States to existing U.S. shareholders in reliance on Rule 801 under the U.S. Securities Act, and (ii) outside the United States, in offshore transactions in reliance on Regulation S under the U.S. Securities Act. Any resale or transfer of rights by or on behalf of persons resident in the United States is only permitted outside the United States pursuant to Regulation S of the U.S. Securities Act. Newly issued ordinary shares acquired by existing U.S. shareholders in reliance on Rule 801 will be “restricted securities” as defined in Rule 144(a)(3) of the U.S. Securities Act to the same extent and in the same proportion as shares of Siam City Cement Public Company Limited (the “Company”) held by such shareholders on the record date.

This rights offering is made for the securities of a Thai company. The offer is subject to the disclosure requirements of Thailand, which are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Thai Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the Company is located in Thailand, and some or all of its officers and directors may be resident outside the United States. You may not be able to sue the Company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel the Company and its affiliates to subject themselves to a U.S. court’s judgment.

Headline:	Report on the results of the sale of securities (F53-5)
Security Symbol:	SCCC

Announcement Details

Report on the results of the sale of securities (F53-5)

Name of Company SIAM CITY CEMENT PUBLIC COMPANY LIMITED

Date 16-May-2017

Details of additional shares allocation shown as follows

Offered to	Number of offered shares (shares)	Ratio (old shares : new shares)	Subscription price (baht per share)	Subscription and payment period	Number of subscribed shares (shares)	Number of remaining shares (shares)
Existing common shareholders	68,000,000	3.382353 : 1.00	250.00	From 02-May-2017 to 09-May-2017	68,000,000	0
Summary					68,000,000
Total amount (baht)	17,000,000,000.00
Total expense (baht)	9,628,113.19
Expense Details	Financial Advisor fee, RO Agent fee, Shareholders meeting notice publishing fee, Newspaper advertisement fee, Book closing fee, Shareholders meeting arrangement fee and Capital Increase Registration fee
Net amount received (baht)	16,990,371,886.81

Signature ________________________________

(Mr. Siva Mahasandana)

Director and CEO

Authorized to sign on behalf of the company

This announcement was prepared and disseminated by listed company or issuer through the electronic system which is provided for the purpose of dissemination of the information and related documents of listed company or issuer to the Stock Exchange of Thailand only. The Stock Exchange of Thailand has no responsibility for the correctness and completeness of any statements, figures, reports or opinions contained in this announcement, and has no liability for any losses and damages in any cases. In case you have any inquiries or clarification regarding this announcement, please directly contact listed company or issuer who made this announcement.